CSW Industrials Reports Record Fiscal 2025 Third Quarter Results

DALLAS, January 30, 2025 (GLOBE NEWSWIRE) - CSW Industrials, Inc. (Nasdaq: CSWI or the "Company") today reported record results for the fiscal 2025 third quarter period ended December 31, 2024.

Fiscal 2025 Third Quarter Highlights (comparisons to fiscal 2024 third quarter)

•Total revenue increased 10.7% to a third quarter record of $193.6 million, driven by inorganic growth of 8.7% from the recent acquisitions of Dust Free, PSP Products, and PF WaterWorks, and organic growth of 1.9%
•Net income attributable to CSWI of $26.9 million, or $24.9 million adjusted, increased 48.9% to a third quarter record, compared to $16.7 million
•Earnings per diluted share ("EPS") of $1.60, or $1.48 adjusted, increased 38.2% to a third quarter record, compared to $1.07
•Adjusted EBITDA grew 14.2% to a third quarter record of $42.0 million, including margin expansion for the third quarter of 70 bps to 21.7%

Fiscal 2025 Year-to-Date Highlights (comparisons to fiscal 2024 year-to-date period)

•Total revenue increased 11.3% to $647.8 million, of which $34.1 million, or 5.9%, was inorganic growth from recent acquisitions, and 5.5%, or $31.7 million was organic growth
•Net income attributable to CSWI of $101.6 million, or $99.5 million adjusted, increased 28.6% as compared to $77.4 million
•EPS of $6.30, or $6.17 adjusted, improved 24.2% compared to $4.97
•Adjusted EBITDA increased 16.6% to $168.1 million, including margin expansion of 120 bps to 26.0%
•Invested $84.5 million in acquisitions and $11.7 million in organic capital expenditures, while returning total cash of $24.3 million to shareholders through share repurchases of $13.7 million and dividends of $10.6 million

Comments from the Chairman, President, and Chief Executive Officer

Joseph B. Armes, CSW Industrials’ Chairman, President, and Chief Executive Officer, commented, "I am very pleased to announce record revenue for the fiscal third quarter driven by the strategic acquisitions of Dust Free, PSP Products, and PF WaterWorks during the last twelve months as well as organic volume growth. Impressively, the team also achieved record net income, adjusted earnings per diluted share, and adjusted EBITDA for the fiscal third quarter."

Armes continued, "During the quarter, our disciplined allocation of capital continued with the acquisition of PF WaterWorks, bringing innovative, eco-friendly drain management solutions within the profitable plumbing end market to the CSWI family. The addition of these new products to our current portfolio fuels inorganic growth, additional organic growth over time, and increased market share."

Fiscal 2025 Third Quarter Consolidated Results

Fiscal third quarter revenue was $193.6 million, a $18.7 million or 10.7% increase over the prior year period. Total revenue growth included $15.3 million or 8.7% inorganic growth contributed by the Dust Free, PSP, and PF WaterWorks acquisitions, which are all reported within the Contractor Solutions segment, with the remaining $3.4 million or 1.9% related to organic growth contributed from all three operating segments.

Gross profit in the fiscal third quarter was $80.1 million, representing 8.3% growth over $74.0 million in the prior year period. Gross margin contracted 90 bps to 41.4%, compared to 42.3% in the prior year period. The gross margin decrease was primarily a result of increased freight expense.

Operating expenses as a percentage of revenue were 26.1% or 25.6% adjusted to exclude the $0.9 million acquisition broker fee in the current period, which was lower than the prior year period of 26.5%. Operating expenses were $50.5 million or $49.7 million adjusted in the current year period, compared to $46.4 million in the prior year period, with leverage of revenue growth through the absorption of expenses related to recent acquisitions, additional spend on acquisition integration, and investments in team members to support ongoing revenue growth.

Operating income in the current period was $29.6 million or $30.5 million adjusted to exclude the acquisition broker fee, compared to $27.6 million in the prior year period. Operating income as a percentage of revenue was 15.3% or 15.7% adjusted, compared to 15.8% in the prior year period. The main driver of the slight decrease in operating margin was a result of the previously mentioned contraction in the gross margin, which was partially offset by improved leverage on operating expenses.

Interest income was $2.0 million, compared to interest expense of $2.8 million in the prior year period. The $4.8 million shift from interest expense to interest income was a result of having no debt outstanding during the quarter, as the outstanding balance on our revolver was fully repaid in second fiscal quarter 2025, augmented by interest income earned on the balance of net proceeds from the equity offering closed in the second fiscal quarter 2025.

Other expense was $0.3 million, compared to other expense of $8.4 million in the prior year period. A $0.9 million tax indemnification asset was released in the current period, as compared to $8.5 million of tax indemnification assets released in the prior year period.

Net income attributable to CSWI (net of non-controlling interest in the joint venture) increased to $26.9 million, compared to the prior year period of $9.2 million. Adjusted to exclude the release of the tax indemnification assets and uncertain tax position accruals in the current and prior periods, as well as the acquisition broker fee in the current period, adjusted net income was $24.9 million and adjusted EPS of $1.48 vs. $16.7 million and $1.07, an increase over the prior year period of 48.9% and 38.2%, respectively.

Fiscal 2025 third quarter adjusted EBITDA increased 14.2% to $42.0 million, up from $36.8 million in the prior year period. Adjusted EBITDA margin expanded 70 bps to 21.7%, compared to 21.0% in the prior year period.

The quarterly cash flows from operations of $11.6 million, compared to $47.0 million in the prior year period, were lower primarily due to a previously disclosed $16.8 million tax payment deferral from fiscal first half 2025 to fiscal third quarter 2025 under a temporary federal tax relief related to the severe storms and flooding in Texas in early calendar 2024. Additionally, increased investment in inventory during the third fiscal quarter 2025, compared to the prior year period, resulted from actions taken to mitigate certain supply chain issues that were expected to potentially arise in the first calendar quarter of 2025.

Following quarter-end, the Company announced its twenty-fourth consecutive regular quarterly cash dividend in the amount of $0.24 per share, which will be paid on February 14, 2025, to shareholders of record on January 31, 2025.

The Company’s effective tax rate for the fiscal third quarter was 13.8%, or 24.5% adjusted, as compared to 43.2% or 32.5% adjusted in the prior year period, when adjusted to exclude the previously disclosed release of tax indemnification assets and the uncertain tax position accruals for acquisitions in both periods, as well as the acquisition broker fee and related tax impact in the current period. The decrease in the adjusted tax rate was driven by a favorable foreign currency rate impact on the cumulative unrepatriated foreign earnings and an increased benefit related to vesting of employee equity awards.

Fiscal 2025 Third Quarter Segment Results

Contractor Solutions segment revenue was $132.2 million, a $16.7 million or 14.5% increase over the prior year period, comprised of inorganic growth of $15.3 million from the recent acquisitions of Dust Free, PSP Products, and PF WaterWorks (91.4% of the $16.7 million growth) and organic growth of $1.4 million from increased organic unit volumes. As compared to the prior year period, net revenue growth was driven by the HVAC/R, plumbing, and electrical end markets. Segment operating income improved to $26.8 million or $27.6 million adjusted to exclude the $0.9 million acquisition broker fee, compared to $25.8 million in the prior year period. The incremental profit resulted from revenue growth and the inclusion of recently acquired businesses and was partially offset by increased freight, including a freight expense alignment in the quarter and increased spending on business integrations. Segment operating income margin in the fiscal third quarter was 20.2% or 20.9% adjusted, compared to 22.3% in the prior year period. Segment adjusted EBITDA in the fiscal third quarter was $37.5 million, or 28.4% of revenue, compared to $33.0 million, or 28.6% of revenue in the prior year period.

Specialized Reliability Solutions segment revenue was $34.6 million, a $0.9 million or 2.5% increase from the prior year period. The increased net revenue was driven by growth in the general industrial and rail end markets. Segment operating income improved to $5.2 million, as compared to $3.7 million in the prior year period, an increase of 40.1%. Segment operating income margin for the fiscal third quarter improved to 15.2%, compared to the prior year period of 11.1% as a result of manufacturing efficiencies and management of operating expenses. Segment EBITDA improved by 26.5% to $6.6 million in the fiscal third quarter, with an EBITDA margin of 19.1% as compared to 15.4% in the prior year period.

Engineered Building Solutions segment revenue was $28.8 million, a 3.4% increase compared to $27.9 million in the prior year period. Segment operating income was $3.6 million, or 12.6% of revenue, as compared to the prior year period of $3.5 million, or 12.7% of revenue. Segment EBITDA and EBITDA margin improved slightly to $4.1 million and 14.2%, respectively, in the fiscal third quarter, compared to $4.0 million and 14.2%, respectively, in the prior year period.

Fiscal 2025 Year-to-Date Consolidated Results

Fiscal year-to-date revenue was $647.8 million, representing 11.3% growth over $582.0 million in the prior year period, with growth in all three reporting segments. Of the $65.8 million total growth, $31.7 million (5.5% of the 11.3% total growth) resulted from organic growth, with the remainder ($34.1 million) contributed by the Dust Free, PSP Products, and PF WaterWorks acquisitions.

Gross profit in the fiscal year-to-date period was $291.4 million, representing $34.3 million or 13.3% growth from $257.1 million in the prior year period, with the incremental profit resulting predominantly from revenue growth driven by increased organic unit volumes, a slight increase from pricing actions, and the recent acquisitions. Gross margin was 45.0%, compared to 44.2% in the prior year period. The gross margin improvement was a result of leveraging the volume increase, favorable product mix, and a slight favorable impact from pricing actions.

Operating expenses as a percentage of revenue were 24.0% or 23.8% adjusted, compared to 24.5% in the prior year period, as the increase in revenue growth outpaced the increase in operating expenses. Operating expenses in the current year period were $155.2 million or $154.4 million adjusted to exclude the $0.9 million acquisition broker fee, compared to $142.3 million in the prior year period. The additional expenses were related to employee compensation and recent acquisition expenses including amortization of intangible assets, business development expenses, and integration costs.

In the current period, operating income was $136.2 million or $137.1 million adjusted, compared to $114.8 million in the prior year period. The incremental operating income resulted from the gross profit increase, partially offset by the operating expense increase detailed above. Operating income margin in the current period improved to 21.0% or 21.2% adjusted, compared to the prior year period of 19.7%. During the comparative periods, the strengthened operating margin was due to the improvement in gross margin combined with the management of operating expenses.

Interest expense was $1.9 million, compared to interest expense of $10.1 million in the prior year period. The decrease of $8.2 million was a result of a lower debt balance throughout the first half of the year, then fully repaying the outstanding balance borrowed against our revolver during the second fiscal quarter 2025. Additionally, during the second and third fiscal quarters, the Company recognized interest income earned from the remaining net proceeds of the equity offering that closed in second fiscal quarter 2025.

Other expense was $0.7 million, compared to $6.2 million in the prior year period. The change in other expense of $5.5 million was primarily due to a $0.9 million tax indemnification asset was released in the current period, as compared to $8.5 million of tax indemnification assets released in the prior period, in addition to a gain of $1.4 million reported in the prior year period in connection with the sale of a property previously held for investment that did not recur. The remaining variance is a result of foreign currency impact related to transactions in currencies other than functional currencies.

In the current period, reported net income attributable to CSWI improved 45.4% to $101.6 million, or $6.30 per diluted share. Adjusted net income attributable to CSWI was $99.5 million, or $6.17 per diluted share. In the prior year period, adjusted net income attributable to CSWI was $77.4 million, or $4.97 per diluted share.

Fiscal 2025 year-to-date adjusted EBITDA increased 16.6% to $168.1 million from $144.2 million in the prior year period. Adjusted EBITDA as a percentage of revenue improved 120 bps to 26.0%, compared to 24.8%, in the prior year period.

Net cash provided by operating activities for the fiscal 2025 year-to-date period was $141.1 million, compared to $141.9 million in the prior year-to-date period, a 0.6% decrease compared to the prior year period. The Company paid down all $166.0 million of debt in the first half utilizing our record cash flow from operations and net proceeds from the follow-on equity offering, while also returning a total of $24.3 million in cash to shareholders through $10.6 million in dividends and $13.7 million in share repurchases utilizing our outstanding cash flow from operations.

The Company’s effective tax rate for the fiscal year-to-date period was 23.3% on a GAAP basis, and 25.8% as adjusted.

Fiscal 2025 Year-to-Date Segment Results

Contractor Solutions segment revenue was $451.4 million, a $56.1 million or 14.2% increase from the prior year period. Revenue growth was comprised of inorganic growth from Dust Free, PSP Products, and PF WaterWorks acquisitions ($34.1 million, or 8.6%, of the total growth), and organic growth of $22.1 million (5.6% of the total 14.2% growth) due to increased unit volumes and a slight increase from pricing actions. As compared to the prior year period, net revenue growth was driven primarily by the HVAC/R, plumbing, and electrical end markets. Segment operating income in the current year period was $122.9 million or $123.8 million adjusted to exclude the $0.9 million acquisition broker fee, compared to $104.4 million in the prior year period. The incremental profit resulted from the increased unit volumes, favorable product mix, pricing actions, and the inclusion of recent acquisitions. This growth was partially offset by increased freight expense, increased employee compensation expense, and business integration costs as the segment builds out the infrastructure to support continued growth, and increased expenses related to the inclusion of Dust Free, PSP Products, and PF WaterWorks in the current period, including amortization of intangible assets.

Contractor Solutions segment operating income margin was 27.2% or 27.4% adjusted, compared to 26.4% in the prior year period, an increase of 80 bps, driven primarily by increased operating leverage from the additional volume, favorable product mix and pricing actions, combined with the management of operating expenses. Segment adjusted EBITDA in the current period was $149.4 million, or 33.1% of revenue, compared to $126.4 million, or 32.0% of revenue in the prior year period.

Specialized Reliability Solutions segment revenue grew to $109.9 million, a $1.9 million or 1.7% increase over the prior year period of $108.0 million, primarily due to increased unit volumes, with growth in the rail transportation and industrial end markets offset by a decrease in mining and energy end markets. In the current year period, segment operating income improved by 17.2% to $18.2 million, or 16.6% of revenue, compared to the prior year period of $15.5 million, or 14.4% of revenue. Improved segment operating income was primarily a result of a favorable inventory adjustment as well as the increased volume. Segment EBITDA in the current period was $22.2 million, or 20.2% of revenue, compared to $19.9 million, or 18.5% of revenue in the prior year period.

Engineered Building Solutions segment revenue was $92.4 million, a $7.7 million or 9.1% increase over the prior year period, primarily due to the conversion of backlog into revenue and market expansion. Segment operating income increased 18.6% to $15.5 million, or 16.7% of revenue, compared to the prior year period of $13.0 million, or 15.4% of revenue, due to the increased net revenue and improved operating leverage, offset by increased employee expenses to support revenue growth. Segment EBITDA in the current period was $16.9 million, or 18.3% of revenue, compared to $14.4 million, or 17.0% of revenue in the prior year period.

All percentages are calculated based upon the attached financial statements. Share count used in determining the diluted EPS is based on a weighted average of outstanding shares throughout the reporting period.

Conference Call Information

The Company will host a conference call today at 10:00 a.m. ET to discuss the results, followed by a question-and-answer session for the investment community. A live webcast of the call can be accessed at https://cswindustrials.gcs-web.com/. To access the call, participants may dial 1-877-407-0784, international callers may use 1-201-689-8560, and request to join the CSW Industrials earnings call.

A telephonic replay will be available shortly after the conclusion of the call and until Thursday, February 13, 2025. Participants may access the replay at 1-844-512-2921, international callers may use 1-412-317-6671 and enter access code 13750887. The call will also be available for replay via webcast link on the Investors portion of the CSWI website www.cswindustrials.com.

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Words or phrases such as "may," "should," "expects," "could," "intends," "plans," "anticipates," "estimates," "believes," "forecasts," "predicts" or other similar expressions are intended to identify forward-looking statements, which include, without limitation, earnings forecasts, effective tax rate, statements relating to our business strategy and statements of expectations, beliefs, future plans and strategies and anticipated developments concerning our industry, business, operations, and financial performance and condition.

The forward-looking statements included in this press release are based on our current expectations, projections, estimates, and assumptions. These statements are only predictions, not guarantees. Such forward-looking statements are subject to numerous risks and uncertainties that are difficult to predict. These risks and uncertainties may cause actual results to differ materially from what is forecast in such forward-looking statements, and include, without limitation, the risk factors described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K.

All forward-looking statements included in this press release are based on information currently available to us, and we assume no obligation to update any forward-looking statement except as may be required by law.

Non-GAAP Financial Measures

This press release includes an analysis of adjusted diluted earnings per share attributable to CSWI, adjusted net income attributable to CSWI, adjusted effective tax rate, adjusted operating income and free cash flows, which are non-GAAP financial measures of performance. Attributable to CSWI is defined to exclude the income attributable to the non-controlling interest in the Whitmore JV.

CSWI utilizes adjusted EBITDA (earnings before interest, tax, depreciation and amortization) as an additional consolidated, non-GAAP financial measure, which consists of consolidated net income including income attributable to the non-controlling interest in the Whitmore JV, adjusted to remove the impact of income taxes, interest expense, depreciation, amortization and impairment, and significant nonrecurring items.

For a reconciliation of these measures to the most directly comparable GAAP measures and for a discussion of why we consider these non-GAAP measures useful, see the “Reconciliation of Non-GAAP Measures” section of this release.

About CSW Industrials, Inc.

CSW Industrials is a diversified industrial growth company with industry-leading operations in three segments: Contractor Solutions, Specialized Reliability Solutions, and Engineered Building Solutions. CSWI provides niche, value-added products with two essential commonalities: performance and reliability. The primary end markets we serve with our well-known brands include: HVAC/R, plumbing, electrical, general industrial, architecturally-specified building products, energy, mining, and rail transportation. For more information, please visit www.cswindustrials.com.

Investor Relations

Alexa Huerta
Vice President, Investor Relations and Treasurer
214-489-7113
alexa.huerta@cswindustrials.com

CSW INDUSTRIALS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
(Amounts in thousands, except per share amounts)	2024	2023	2024	2023
Revenues, net	$193,649	$174,967	$647,752	$581,980
Cost of revenues	(113,543)	(100,986)	(356,324)	(324,873)
Gross profit	80,106	73,981	291,428	257,107
Selling, general and administrative expenses	(50,511)	(46,400)	(155,224)	(142,327)
Operating income	29,595	27,581	136,204	114,780
Interest income (expense), net	1,976	(2,765)	(1,884)	(10,080)
Other expense, net	(298)	(8,428)	(716)	(6,188)
Income before income taxes	31,273	16,388	133,604	98,512
Provision for income taxes	(4,315)	(7,083)	(31,175)	(27,968)
Net income	26,958	9,305	102,429	70,544
Less: Income attributable to redeemable noncontrolling interest	(10)	(83)	(839)	(655)
Net income attributable to CSW Industrials, Inc.	$26,948	$9,222	$101,590	$69,889

Net income per share attributable to CSW Industrials, Inc.
Basic	$1.60	$0.59	$6.32	$4.50
Diluted	1.60	0.59	6.30	4.49

Weighted average number of shares outstanding:
Basic	16,792	15,546	16,066	15,537
Diluted	16,872	15,596	16,136	15,578

CSW INDUSTRIALS, INC.
CONSOLIDATED BALANCE SHEETS

(unaudited)
(Amounts in thousands, except for per share amounts)	December 31, 2024	March 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$213,754	$22,156
Accounts receivable, net of allowance for expected credit losses of $1,295 and $908, respectively	114,825	142,665
Inventories, net	202,764	150,749
Prepaid expenses and other current assets	32,120	15,840
Total current assets	563,463	331,410
Property, plant and equipment, net of accumulated depreciation of $112,906 and $103,515, respectively	94,208	92,811
Goodwill	266,941	247,191
Intangible assets, net	355,256	318,819
Other assets	70,327	53,095
Total assets	$1,350,195	$1,043,326

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$52,842	$48,387
Accrued and other current liabilities	81,873	67,449
Total current liabilities	134,715	115,836
Long-term debt	—	166,000
Retirement benefits payable	1,082	1,114
Other long-term liabilities	150,181	125,298
Total liabilities	285,978	408,248
Commitments and contingencies (See Note 13)
Redeemable noncontrolling interest	20,194	19,355
Equity:
Common shares, $0.01 par value	177	164
Additional paid-in capital	497,906	137,253
Treasury shares, at cost (1,005 and 952 shares, respectively)	(115,367)	(95,643)
Retained earnings	674,036	583,075
Accumulated other comprehensive loss	(12,729)	(9,126)
Total equity	1,044,023	615,723
Total liabilities, redeemable noncontrolling interest and equity	$1,350,195	$1,043,326

CSW INDUSTRIALS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Nine Months Ended December 31,
(Amounts in thousands)	2024	2023
Cash flows from operating activities:
Net income	$102,429	$70,544
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	10,714	10,077
Amortization of intangible and other assets	20,792	17,584
Provision for inventory reserves	1,779	2,541
Provision for doubtful accounts	946	544
Share-based compensation	10,237	8,555
Net gain on disposals of property, plant and equipment	(89)	(1,336)
Net pension benefit	49	50
Impairment of assets	—	90
Net deferred taxes	1,244	2,732
Changes in operating assets and liabilities:
Accounts receivable	32,316	17,846
Inventories	(42,536)	7,796
Prepaid expenses and other current assets	(17,174)	(6,720)
Other assets	1,565	1,066
Accounts payable and other current liabilities	21,372	9,601
Retirement benefits payable and other liabilities	(2,575)	944
Net cash provided by operating activities	141,069	141,914
Cash flows from investing activities:
Capital expenditures	(11,735)	(11,668)
Proceeds from sale of assets held for investment	—	1,665
Proceeds from sale of assets	153	157
Cash paid for investments	(2,500)	—
Cash paid for acquisitions	(84,491)	(5,284)
Net cash used in investing activities	(98,573)	(15,130)
Cash flows from financing activities:
Borrowings on line of credit	32,723	72,308
Repayments of line of credit and term loan	(198,723)	(172,308)
Purchase of treasury shares	(20,935)	(10,640)
Proceeds from equity issuance	347,407	—
Dividends	(10,554)	(8,855)
Net cash provided by (used in) financing activities	149,918	(119,495)
Effect of exchange rate changes on cash and equivalents	(816)	(756)
Net change in cash and cash equivalents	191,598	6,533
Cash and cash equivalents, beginning of period	22,156	18,455
Cash and cash equivalents, end of period	$213,754	$24,988

Reconciliation of Non-GAAP Measures

We use adjusted earnings per share attributable to CSWI, adjusted net income attributable to CSWI, adjusted operating income, adjusted effective tax rate, and adjusted EBITDA, together with financial measures prepared in accordance with GAAP, such as revenue, cost of revenue, operating expense, operating income and net income attributable to CSWI, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. Free cash flow is a non-GAAP financial measure and is defined as cash flow from operations less capital expenditures. We also believe these measures are useful for investors to assess the operating performance of our business without the effect of non-recurring items. In the following tables, there could be immaterial differences in amounts presented due to rounding.

CSW INDUSTRIALS, INC.
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO CSWI TO ADJUSTED NET INCOME ATTRIBUTABLE TO CSWI
(Unaudited)

(Amounts in thousands)	Three months ended December 31,		Nine Months ended December 31,
	2024	2023	2024	2023
GAAP net income attributable to CSWI	$26,948	$9,222	$101,591	$69,889

Adjusting items, net of tax:
Reversal of tax indemnification receivable	858	8,519	858	8,519
Acquisition broker fee	642	—	642	—
Uncertain tax position accrual release	(3,549)	(1,019)	(3,549)	(1,019)
Adjusted net income attributable to CSWI	$24,899	$16,722	$99,542	$77,389

Net Income Attributable to CSW Industrials, Inc. per diluted common share	$1.60	$0.59	$6.30	$4.49

Adjusting Items, per dilutive common share:
Reversal of tax indemnification receivable	0.05	0.55	0.05	0.55
Acquisition broker fee	0.04	—	0.04	—
Uncertain tax position accrual release	(0.21)	(0.07)	(0.22)	(0.07)
Adjusted net income attributable to CSW Industrials, Inc. per dilutive common share	$1.48	$1.07	$6.17	$4.97

CSW INDUSTRIALS, INC.
RECONCILIATION OF EFFECTIVE TAX RATE TO ADJUSTED EFFECTIVE TAX RATE
(Unaudited)

(Amounts in thousands)	Three months ended December 31,		Nine Months ended December 31,
	2024	2023	2024	2023
GAAP income before tax	$31,273	$16,388	$133,604	$98,512
Adjusting items:
Reversal of tax indemnification receivable	858	8,519	858	8,519
Acquisition broker fee	860	—	860	—
Adjusted income before tax	$32,991	$24,907	$135,322	$107,031

GAAP provision for income tax	$4,315	$7,083	$31,174	$27,968
Adjusting items:
Uncertain tax position accrual release	3,549	1,019	3,549	1,019
Tax impact of acquisition broker fee	218	—	218	—
Adjusted provision for income tax	$8,082	$8,102	$34,941	$28,987

GAAP effective tax rate	13.8%	43.2%	23.3%	28.4%
Adjusted effective tax rate	24.5%	32.5%	25.8%	27.1%

CSW INDUSTRIALS, INC.
Reconciliation of Net Income Attributable to CSWI to Adjusted EBITDA
(unaudited)

(Amounts in thousands)	Three months ended December 31,		Nine Months ended December 31,
	2024	2023	2024	2023
Net Income attributable to CSWI	$26,948	$9,222	$101,590	$69,889
Plus: Income attributable to redeemable noncontrolling interest	10	83	838	655
Net Income	$26,958	$9,305	$102,429	$70,544

Adjusting Items:
Interest expense (income), net	(1,976)	2,764	1,884	10,080
Income tax expense	4,315	7,083	31,174	27,968
Depreciation & amortization	11,012	9,134	30,896	27,094
EBITDA	$40,309	$28,286	$166,384	$135,686

EBITDA Adjustments:
Reversal of tax indemnification receivable	858	8,519	858	8,519
Acquisition broker fee	860	—	860	—
Adjusted EBITDA	$42,027	$36,805	$168,102	$144,205
Adjusted EBITDA % Revenue	21.7%	21.0%	26.0%	24.8%

CSW INDUSTRIALS, INC.
Reconciliation of Segment Operating Income to Segment Adjusted EBITDA
(unaudited)

(Amounts in thousands)	Three months ended December 31, 2024
	Contractor Solutions	Specialized Reliability Solutions	Engineered Building Solutions	Corporate and Other	Consolidated
Revenue, net	$132,150	$34,566	$28,821	$(1,889)	$193,649

Operating Income	$26,756	$5,238	$3,645	$(6,045)	$29,595
Adjusting Items:
Acquisition broker fee	860	—	—	—	860
Adjusted Operating Income	$27,616	$5,238	$3,645	$(6,045)	$30,455
% Revenue	20.9%	15.2%	12.6%		15.7%

Adjusting Items:
Other income (expense), net	(188)	(17)	38	(131)	(298)
Depreciation & amortization	9,179	1,366	420	48	11,012
Reversal of tax indemnification receivable	858	—	—	—	858
Adjusted EBITDA	$37,466	$6,587	$4,102	$(6,128)	$42,027
% Revenue	28.4%	19.1%	14.2%		21.7%

(Amounts in thousands)	Three months ended December 31, 2023
	Contractor Solutions	Specialized Reliability Solutions	Engineered Building Solutions	Corporate and Other	Consolidated
Revenue, net	$115,412	$33,711	$27,861	$(2,017)	$174,967

Operating Income	$25,751	$3,740	$3,537	$(5,447)	$27,581
% Revenue	22.3%	11.1%	12.7%		15.8%

Adjusting Items:
Other income (expense), net	(8,433)	(9)	(8)	21	(8,428)
Depreciation & amortization	7,178	1,477	437	42	9,134
Reversal of tax indemnification receivable	8,519	—	—	—	8,519
Adjusted EBITDA	$33,015	$5,208	$3,966	$(5,383)	$36,805
% Revenue	28.6%	15.4%	14.2%		21.0%

CSW INDUSTRIALS, INC.
Reconciliation of Segment Operating Income to Segment Adjusted EBITDA
(unaudited)

(Amounts in thousands)	Nine Months ended December 31, 2024
	Contractor Solutions	Specialized Reliability Solutions	Engineered Building Solutions	Corporate and Other	Consolidated
Revenue, net	$451,403	$109,893	$92,387	$(5,930)	$647,754

Operating Income	$122,894	$18,208	$15,451	$(20,348)	$136,204
Adjusting Items:
Acquisition broker fee	860	—	—	—	860
Adjusted Operating Income	$123,754	$18,208	$15,451	$(20,348)	$137,064
% Revenue	27.4%	16.6%	16.7%		21.2%

Adjusting Items:
Other income (expense), net	(335)	(200)	18	(200)	(716)
Depreciation & amortization	25,164	4,198	1,399	135	30,896
Reversal of tax indemnification receivable	858	—	—	—	858
Adjusted EBITDA	$149,442	$22,206	$16,868	$(20,413)	$168,102
% Revenue	33.1%	20.2%	18.3%		26.0%

(Amounts in thousands)	Nine Months ended December 31, 2023
	Contractor Solutions	Specialized Reliability Solutions	Engineered Building Solutions	Corporate and Other	Consolidated
Revenue, net	$395,268	$108,037	$84,660	$(5,984)	$581,980

Operating Income	$104,443	$15,534	$13,029	$(18,227)	$114,780
% Revenue	26.4%	14.4%	15.4%		19.7%

Adjusting Items:
Other income (expense), net	(7,686)	(100)	2	1,595	(6,188)
Depreciation & amortization	21,118	4,512	1,332	132	27,094
Reversal of tax indemnification receivable	8,519	—	—	—	8,519
Adjusted EBITDA	$126,394	$19,947	$14,363	$(16,500)	$144,205
% Revenue	32.0%	18.5%	17.0%		24.8%

CSW INDUSTRIALS, INC.
Reconciliation of Operating Cash Flow to Free Cash Flow
(Unaudited)

(Amounts in thousands)	Three Months Ended December 31,		Nine Months ended December 31,
	2024	2023	2024	2023
Net cash provided by operating activities	$11,600	$46,978	$141,069	$141,914
Less: Capital expenditures	(3,148)	(3,883)	(11,735)	(11,668)
Free cash flow	$8,452	$43,095	$129,334	$130,246
Free cash flow % Adjusted EBITDA	20.1%	117.1%	76.9%	90.3%